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                                                                     EXHIBIT 2.2
                                                                  EXECUTION COPY

                              COMMITMENT AGREEMENT

          COMMITMENT AGREEMENT, dated as of January 20, 1997, by and among WRT Energy Corporation ("WRT"), a Texas corporation and a debtor and debtor-in-possession in that certain voluntary proceeding under Chapter 11 of the Bankruptcy Code referred to below, DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), the investment funds listed on the signature page hereof (the "Wexford Funds") and Wexford Management LLC, a Connecticut limited liability company, in its capacity as investment manager and as agent for the Wexford Funds ("Wexford"; DLB and Wexford are collectively referred to herein as "DLBW"). Unless the context otherwise requires, all capitalized terms defined in the Plan (as defined below) and not otherwise defined herein shall have the same meanings herein as in the Plan.

                           W I T N E S S E T H:

          WHEREAS, on February 14, 1996, WRT filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division), commencing the Chapter 11 Case (Case No. 96BK-50212);

          WHEREAS, since the commencement of the Chapter 11 Case, WRT has operated its business and held its assets and properties as a debtor-in-possession under Section 1107 of the Bankruptcy Code;

          WHEREAS, on October 22, 1996, WRT accepted and signed the proposal submitted by DLBW on October 16, 1996 (the "DLBW Proposal") providing the terms of a proposed capital investment in, and plan of reorganization for, WRT;

          WHEREAS, by order dated December 24, 1996 (the "Expense Order"), the Bankruptcy Court approved the reimbursement by WRT of certain of the third-party expenses incurred DLBW in connection with the DLBW Proposal;

          WHEREAS, subsequent to WRT's execution of the DLBW Proposal, DLB commenced negotiations with Texaco and TEPI regarding, inter alia, (i) the claim asserted by Texaco and TEPI against WRT and its affiliates (the "Texaco Claim"), (ii) the WCBB Assets and (iii) the CAOA;

          WHEREAS, the intent of the parties to those negotiations was that WRT would purchase the WCBB Assets from Texaco and TEPI;

          WHEREAS, DLB has represented and WRT believes that Texaco and TEPI have insisted that, because of concerns over WRT's financial status certain time exigencies and other matters relating to that certain Global Settlement Agreement, DLB be in the chain of title of the WCBB Assets and furthermore that DLB guarantee, for Texaco's and TEPI's benefit, the cost of performance of certain plugging and abandonment obligations with respect to the WCBB Assets should New WRT fail to perform those obligations;



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          WHEREAS, as a result of the negotiations, Texaco, TEPI and DLB reached an agreement embodied in the Purchase, Sale and Exchange Agreement pursuant to which, inter alia, (i) DLB will purchase the Texaco Claim, (ii) as required by Texaco and TEPI, DLB will purchase the WCBB Assets from TEPI, and
(iii) DLB will guarantee (the "P&A Guarantee") the performance of all plugging and abandonment obligations related to both the WCBB assets and WRT's interests in West Cote Blanche Bay Field and, in order to implement the P&A Guarantee, will pay into a trust (the "P&A Trust") established for the benefit of the State of Louisiana, $1,000,000 on or before the Effective Date and certain other amounts;

          WHEREAS, on January 20, 1997, WRT and DLBW have jointly filed the Plan, which Plan contemplates, inter alia, (i) the issuance to WRT's unsecured creditors, on account of their Allowed Claims, an aggregate of 10 million shares of New WRT Common Stock, (ii) the issuance to WRT's unsecured creditors, on account of their Allowed Claims, of the right to purchase an additional three million eight hundred thousand shares of New WRT Common Stock at a purchase price of $3.50 per share (the "Rights Offering"), (iii) the exercise by DLBW of its rights to purchase New WRT Common Stock pursuant to the Rights Offering on account of its Allowed Claims, (iv) the purchase by DLBW of all shares of New WRT Common Stock not otherwise purchased pursuant to the Rights Offering, and (v) pursuant to the Transfer and Exchange Agreement, as part of the Plan, (a) the transfer by DLB of the WCBB Assets to WRT, (b) as consideration for the transfer of the WCBB Assets, the issuance by DLB of the P&A Guarantee and the making by DLB of payments into the P&A Trust, (1) the delivery to DLB of (A) 5 million shares of New WRT Common Stock and (B) the number of shares of New WRT Common Stock obtained by dividing the net amount of capital expenditures incurred by DLB as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share,
(2) transfer by WRT to DLB of the Buyer's Leasehold and Facilities and (3) the assumption by DLB of the Assumed Obligations, and (c) the payment in full of the Texaco Claim;

          WHEREAS, WRT desires that DLB and Wexford enter into this Commitment Agreement in order to evidence their respective commitments and obligations; and

          WHEREAS, WRT, DLB and Wexford are willing to enter into this Commitment Agreement upon the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          As used herein, the following terms shall have the meanings set forth in this Article I, in addition to the other capitalized terms defined in the Plan.




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          "Closing" shall mean the closing of the transactions contemplated by this Commitment Agreement.

          "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "Extant Bidder" shall mean each Person who (a) had, as of October 16, 1996, submitted to Jefferies & Company, Inc., as part of the formal auction of WRT conducted by Jefferies & Company, Inc., either (i) a bid to purchase all or any material part of the assets of WRT or (ii) a proposal for a plan of reorganization for WRT or (b) was specifically identified as providing the financing for such bid or proposed plan. An "Extant Bidder" shall not include
(x) any combination of an Extant Bidder with one or more Persons that are not Extant Bidders, (y) any combination of two or more Extant Bidders or (z) any combination of two or more Extant Bidders with one or more Persons that are not Extant Bidders.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "Material Adverse Effect" shall mean, in connection with WRT or any of its Subsidiaries, any change or effect that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects or assets or liabilities of WRT and its Subsidiaries taken as a whole.

          "Materials of Environmental Concern" shall mean hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. and hazardous wastes as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. and petroleum and petroleum products and such other chemicals, materials or substances as are listed as "hazardous wastes", "hazardous materials", "toxic substances", or words of similar import under any similar federal, state, local or foreign laws.

          "Permitted Liens" shall mean liens:

               (a) for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted, and such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;






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               (b)     of mechanics and materialmen for sums not yet due or
being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; or

               (c) constituting easements, rights of way, restrictions and other similar encumbrances, not interfering in a material respect with the ordinary conduct of the business of WRT and not materially detracting from the value or current or intended use of the property to which they are applicable.

          "Plan" shall mean the Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated as of January 20, 1997, attached hereto as Exhibit A, as may be amended with the consent of DLB and Wexford.

          "Subsidiary" shall mean any corporation or other entity, a majority of the shares of capital stock or other equity interests of which are owned, directly or indirectly, by WRT.

                                   ARTICLE II

                                  THE CLOSING

          Section 2.01. Obligations of DLB and Wexford. In reliance upon the representation, warranties, covenants and agreements of WRT and upon the terms and subject to the conditions of this Commitment Agreement:

               (a) DLB and Wexford, jointly and severally, agree to subscribe for and purchase at the Closing from New WRT, in the amount determined pursuant to the Plan and the New WRT Subscription Rights Agreement,
(i) their full pro rata share of the New WRT Subscription Common Stock granted to DLB and Wexford pursuant to the Plan and the New WRT Subscription Rights Agreement on account of any and all Claims and (ii) all of the remaining New WRT Subscription Common Stock not otherwise subscribed for and purchased as a result of either Unexercised Subscription Rights pursuant to the Plan or the failure of the Rights Offering to occur (the "Backstop Shares"), and WRT agrees to cause New WRT and the Disbursing Agent to issue and sell to DLB and Wexford such New WRT Subscription Common Stock. Such New WRT Subscription Common Stock shall be paid for in the amount of its related Subscription Purchase Price in the manner provided for in the Plan.

               (b) DLB and Wexford, jointly and severally, agree to pay at the Closing to New WRT an amount of cash equal to the Disputed Subscription Purchase Price (or such lesser amount with respect to Exercised Disputed Claims as may be required pursuant to the Plan). Such payment shall be made by wire transfer of immediately available funds to such account as WRT shall designate in writing at least two (2) Business Days prior to the Closing.

               (c) DLB agrees to execute the Transfer and Exchange Agreement and, in accordance with its terms, and the terms of the Plan, transfer the WCBB Assets to New WRT and designate New WRT as operator of the Shallow Contract Area. In exchange for the transfer of the WCBB Assets to New





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WRT, the issuance of the P&A Guarantee and the payments into the P&A Trust, (i)
DLB shall receive at the Closing (A) 5 million shares of New WRT Common Stock and (B) the number of shares of New WRT Common Stock obtained by dividing the amount of capital expenditures incurred by DLB (net of any net cash received by DLB as owner of the WCBB Assets or as operator of the Shallow Contract Area) as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share (collectively, the "WCBB Shares") and
(ii) WRT shall transfer to DLB the Buyer's Leasehold and Facilities.


               (d) At the discretion of DLB and Wexford, the payments due WRT or New WRT under this Section 2.01 may be offset against any or all payments that DLB, Wexford or the Wexford Funds would otherwise receive under the Plan on the Effective Date.


               (e) DLB and Wexford each agree to (i) vote all Claims held by them to accept the Plan, and (ii) exercise any and all rights that they have under the Plan on account of all Claims held by them in Classes C-1 through C-16 (including, without limitation, the Texaco Claim) (such Claims being the "Exchangeable Claims") to elect to receive a Distribution of New WRT Common Stock in lieu of a Distribution of Cash.


          Section 2.02.     Obligations of WRT.  WRT agrees that it shall:

               (a) In connection with the sale of the WCBB Assets by Texaco and TEPI to DLB, WRT will (i) consent to the designation by Texaco and TEPI of DLB (or its designee) as operator of the Shallow Contract Area under the CAOA provided that DLB (or its designee) shall have become qualified as an operator under Louisiana law; and (ii) waive any preference rights that WRT may have under the CAOA arising from or related to such sale.


               (b) Provide Texaco and TEPI with the ability to use certain facilities in connection with TEPI's operation of the portion of the producing Contract Area under, and as defined in the CAOA other than the Shallow Contract Area, the use of such facilities to be on terms to be agreed.


               (c) Execute the Transfer and Exchange Agreement and, in accordance with its terms, (i) deliver to DLB on the Effective Date the WCBB Shares and (ii) transfer to DLB on the Effective Date the Buyer's Leasehold and Facilities.

          Section 2.03. Closing. (a) The Closing shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York, or at such other location as the parties may agree, on the Effective Date.




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               (b)     At the Closing:

                    (i) New WRT shall deliver to DLB and Wexford, jointly and severally, certificates of New WRT Common Stock representing DLB's and Wexford's pro rata portion of the New WRT Common Stock distributed to holders of Allowed General Unsecured Claims pursuant to the Plan, in definitive form and registered in the name(s) specified in writing by DLB and Wexford at least two (2) Business Days prior to the Closing;

                    (ii) New WRT shall deliver to DLB and Wexford, jointly and severally, against payment therefor, certificates of New WRT Subscription Common Stock, in definitive form and registered in the name(s) specified in writing by DLB and Wexford at least two (2) Business Days prior to the Closing, representing DLB's and Wexford's pro rata portion of the New WRT Subscription Common Stock subscribed for and purchased pursuant to Section 2.01(a)(i) hereof and the Backstop Shares subscribed for and purchased pursuant to Section 2.01(a)(ii) hereof;

                    (iii) New WRT shall deliver to DLB, certificates of New WRT Common Stock, in definitive form and registered in the name(s) specified in writing by DLB at least two (2) Business Days prior to the Closing, representing the WCBB Shares;

                    (iv) Pursuant to the terms of the Plan, WRT shall deliver to DLB and Wexford, jointly and severally, certificates of New WRT Common Stock to be distributed to them under the Plan on account of the Exchangeable Claims.

                    (v) New WRT shall issue, and the Disbursing Agent shall reserve, shares of New WRT Subscription Common Stock representing the Disputed New WRT Subscription Common Stock to be held by the Disbursing Agent in a Disputed Claims Reserve Account.

               (c) At the Closing, each party to this Commitment Agreement shall deliver to the other parties such other documents, instruments and writings as may be required to be delivered in accordance with this Commitment Agreement or as may be reasonably requested by such other party.

          Section 2.04. Reliance by WRT and New WRT. Each of WRT and New WRT shall be entitled to rely on and assume that it has fully satisfied its obligations to both DLB and Wexford through any payment made or document delivered to DLB and Wexford in accordance with any provision of this Commitment Agreement; provided that such payment or delivery is made in the manner specified by DLB and Wexford. The division of any such payment or sharing of any such document shall be the sole responsibility of DLB and Wexford and WRT shall have no obligations or liabilities relating thereto.






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                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF WRT

          WRT hereby represents and warrants, as of the execution and delivery hereof, to DLB & Wexford as follows:

          Section 3.01. Organization and Qualification. WRT is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority to own, operate and lease its properties and to carry on its business as now being conducted. WRT is duly qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.01 hereto. Such jurisdictions are the only jurisdictions in which the nature of WRT's properties and/or business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

          Section 3.02. Subsidiaries. Except for WRT Technology, Inc., WRT does not have any Subsidiaries and, except as set forth on Schedule 3.02 hereto, to the best of its knowledge WRT is not a partner or joint venturer with any person in any enterprise or undertaking. As of the Closing, New WRT will have no Subsidiaries.

          Section 3.03. Authority, Authorization and Validity. Subject to approval of this Commitment Agreement by the Bankruptcy Court and the issuance of the Confirmation Order, WRT has full power and authority to execute, deliver and perform this Commitment Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Commitment Agreement by WRT, and the consummation by WRT of the transactions contemplated hereby to be performed by WRT, have been duly authorized by all requisite action of its Board of Directors and, if required, shareholders of WRT, and this Commitment Agreement constitutes the valid and binding obligation of WRT, enforceable against WRT in accordance with its terms, subject, where applicable, to entry of the Confirmation Order.

          Section 3.04.     Capitalization.  (a) Except as set forth on
Schedule 3.04 hereto, as of the date of this Commitment Agreement, there are no outstanding securities of WRT or any of its Subsidiaries or any outstanding subscriptions, options, warrants, calls or other commitments or agreements (other than this Commitment Agreement) to which WRT is a party or by which it is bound requiring the issuance by WRT of additional shares of capital stock or other securities.

               (b) The securities set forth on Schedule 3.04 hereto are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights and entitle the holders thereof to all the rights of a holder of such securities in accordance with the certificate of incorporation and by-laws of WRT and the laws of the State of Texas.






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               (c)     The shares of New WRT Common Stock to be issued by New
WRT pursuant to this Commitment Agreement and/or the Plan, or upon exercise of the New WRT Warrants pursuant to the New WRT Warrant Agreement, when so issued as provided in the Plan and/or this Commitment Agreement, or pursuant to the new WRT Warrant Agreement, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and will entitle the holders thereof to all of the rights of a holder of New WRT Common Stock in accordance with the New WRT Certificate of Incorporation, the New WRT By-Laws and the laws of the State of Delaware.

          Section 3.05. Approvals and Consents. Except for (i) approval by the Bankruptcy Court of the provisions of this Commitment Agreement, (ii) any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the expiration or earlier termination of the applicable waiting periods thereunder, and (iii) the issuance of the Confirmation Order, no consent, approval, order or authorization of, and no registration, declaration or filing with, any federal, state, local or foreign government or governmental authority is required to be made or obtained by WRT in connection with the execution and delivery by WRT of this Commitment Agreement or the consummation by WRT of the transactions contemplated hereby to be performed by WRT.

          Section 3.06. No Conflicts. From and after the Effective Date, the consummation of the Plan and the transactions contemplated thereby and hereby will not conflict with, violate or result in any breach of any of the terms, conditions or provisions of, or constitute a default under or result in the creation of a lien (other than Permitted Liens), or the acceleration of any obligation or the loss of a benefit under, (i) the New WRT Certificate of Incorporation or the New WRT By-Laws, (ii) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which New WRT may then be a party or by which it or its respective properties and assets may then be bound, or (iii) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority.

          Section 3.07. SEC Reports, Financial Statements. (a) WRT has heretofore delivered to DLB and Wexford copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "WRT 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of WRT held since January 1, 1996 and
(iii) all of the other reports, statements and schedules filed with the Securities and Exchange Commission (the "Commission") since January 1, 1996.

               (b) The WRT 10-K (i) was filed with the Commission on or about June 12, 1996 and (ii) except as described in the Disclosure Statement and the exhibits thereto, at the time of filing thereof did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of its filing date, each such other report or statement filed pursuant to the Securities Exchange Act of






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1934, as amended (the "Exchange Act"), complied as to form in all material respects with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (c) No event has occurred since the filing of the WRT 10-K which would necessitate the filing by WRT with the Commission of a Current Report on Form 8-K, other than events with respect to which such a Current Report on Form 8-K has been filed with the Commission and delivered to DLB and Wexford and a Current Report on Form 8-K which will be filed to report the transactions contemplated hereby.

          Section 3.08. Financial Statement. The audited consolidated balance sheets of WRT and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended December 31, 1995 (the "Historical WRT Financial Statements"), and, except as described in the Disclosure Statement and the exhibits thereto, all financial statements contained in any periodic or other report of WRT, or filed with the Commission after the date of the WRT 10-K and prior to the Effective Date, (i) did and will fairly present, as of the relevant dates and/or for the relevant periods set forth therein, the consolidated financial position, results of operations, changes in stockholders' equity (deficit) (in the case of annual financial statements) and changes in the consolidated financial position of WRT and Subsidiaries, subject in the case of statements for interim periods to normal year-end adjustments; (ii) were and will be prepared in accordance with GAAP applied on a basis consistent with prior periods, except as indicated in the notes thereto, and subject, in the case of audited financial statements, to the qualifications stated in the report thereon of KPMG Peat Marwick LLP; and (iii) contained and will contain notes, if required, which were and will be true, accurate and complete in all material respects.

          Section 3.09. Disclosure Statement. On January 21, 1997, WRT and DLBW filed with the Bankruptcy Court an amended disclosure statement pursuant to Section 1125 of the Bankruptcy Code. Such amended disclosure statement, in the form approved by the Bankruptcy Court for use by WRT and DLBW in the solicitation of acceptances or rejections of the Plan, is herein called the "Disclosure Statement." The Disclosure Statement, as of the Mailing Date (as hereinafter defined), will contain "adequate information" (as defined in
Section 1125(a)(1) of the Bankruptcy Code) with respect to the Plan, and will describe accurately in all material respects the provisions of the Plan and this Commitment Agreement.

          Section 3.10. Indebtedness, Liabilities and Obligations. Except as set forth on Schedule 3.10 hereto and except for such as will be fully discharged and extinguished upon confirmation of the Plan without any distribution in respect thereof by WRT, any Subsidiary of WRT or New WRT, neither WRT nor any subsidiary of WRT has any indebtedness, liabilities (actual, contingent or other), obligations or commitments, contingent or






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otherwise, or any of the foregoing (material or otherwise) which are otherwise required to be disclosed in the Historical WRT Financial Statements or in a disclosure statement prepared in accordance with the Bankruptcy Code, which are not either (i) fairly and adequately reflected in the Historical WRT Financial Statements or described in the notes thereto, or (ii) described in the Disclosure Statement. Any indebtedness, liabilities, obligations or commitments which are not required to be so disclosed are not in the aggregate material to the business, operations or financial condition of WRT or any Subsidiary of WRT, taken as a whole.

          Section 3.11. Taxes. Complete and correct copies of the federal income tax returns, and all amendments thereto, for the years ended December 31, 1993, 1994 and 1995, heretofore filed by WRT with the Internal Revenue Service for the taxable years then ended, have been delivered to DLB and Wexford. For purposes of this Commitment Agreement, the term "tax" shall include all federal, state, local and foreign taxes, assessments, levies, imposts, duties, license fees, registration fees, withholding or other governmental charges and any interest or penalty on, and any addition to, any of the foregoing and any right to a credit or deduction against, or a reduction of, any of the foregoing, and "tax return" means any return, report, statement or other document relating to any tax. Except as set forth on Schedule 3.11 hereto, (i) WRT and each Subsidiary have filed all tax returns required to be filed, all such tax returns are correct and complete and all taxes shown to be due on such tax returns have been paid, (ii) there are no material unpaid taxes which have given rise to a lien on the properties and assets of WRT, except liens for taxes not yet due and payable, (iii) all material taxes not yet due and payable which require accrual in accordance with applicable financial accounting practices have been properly accrued on the books of account of WRT and, if applicable with respect to periods ended on or prior to December 31, 1995, reflected in the Historical WRT Financial Statements, (iv) the charges, accruals and reserves shown in the Historical WRT Financial Statements, if any, in respect of taxes for all fiscal periods covered thereby are adequate in all material respects with respect to such periods, and there are not pending or known to WRT proposed assessments by any taxing authority for additional taxes for which WRT does not have adequate book reserves for any such fiscal period ,
(v) since the date of the Historical WRT Financial Statements, neither WRT nor any Subsidiary has incurred any liability for taxes other than in the ordinary course of business, (vi) no audits or administrative or judicial proceedings are pending or threatened with respect to WRT or any Subsidiary, (vii) neither WRT nor any Subsidiary is liable for taxes of another Person under Treasury Regulation 1.1502-6, as transferee or successor, by contract or otherwise,
(viii) there are no unexpired waivers of applicable statutes of limitation, or extensions thereof, with respect to any taxes, (ix) all monies required to be withheld by WRT from employees for income taxes, social security, unemployment insurance taxes, or similar taxes or assessments have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose.

          Section 3.12.     Properties.  Except as otherwise provided in
Section 3.21 hereto:






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               (a)     There is set forth in the Schedules a correct and
complete list of all material items of real property, including leased property, and any material buildings, structures and improvements thereon or therein, which are owned or used by WRT or any of its Subsidiaries. With respect to any material real property of WRT or any of its Subsidiaries, including any leased property, and any material buildings, structures and improvements located thereon or therein, such buildings, fixtures and improvements, and the present use thereof, comply in all material respects with all zoning laws, ordinances and regulations of the governmental or other authorities having jurisdiction thereof, including provisions relating to permissible nonconforming uses, if any, and such premises are not affected, nor to the best of WRT's knowledge threatened, by any condemnation or eminent domain proceeding. All material leases of real or personal property by WRT or any of its Subsidiaries, are, except as a result solely of the pendency of the Chapter 11 Case, valid and subsisting leases and, except as contemplated by this Commitment Agreement or the Plan, or terminated in the ordinary course of business or in accordance with their terms, from and after the Effective Date and the consummation of the transactions contemplated hereby, will continue to entitle New WRT to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

               (b) WRT has good title to all property and assets (whether real or personal, tangible or intangible) reflected in the WRT Historical Financial Statements or acquired after the date thereof. None of such property or assets is subject to any lien, mortgage, claim, interest, charge, security interest or other encumbrance or adverse interest of any nature whatsoever ("Liens"), except:

                    (i) Liens disclosed in the WRT Historical Financial Statements;

                    (ii)    Permitted Liens; or

                    (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

               (c) There are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of WRT, threatened which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets.

          Section 3.13.     Contracts and Agreements.  Except as set forth on
Schedule 3.13 hereto, the Schedules set forth a correct and complete list of all contracts, agreements, leases and instruments to which WRT or any of its Subsidiaries is a party or by which it is or its properties or assets are bound
(i) that provide for potential payment or receipt (or the provision of services or products having a value) to or from WRT or any of its Subsidiaries




(page) 11
in excess of $50,000 or are otherwise material to the financial condition, operations, business, assets and liabilities of WRT, (ii) that pertain to employment or severance benefits for any officer or director of WRT or any of its Subsidiaries or for any employee of WRT or any of its Subsidiaries to whom such contracts, agreements or instruments provide employment benefits of more than $100,000 per year, including in the form of stock distributions or distributions-in-kind, or severance benefits of more than $50,000, including in the form of stock distributions and distributions-in-kind, other than employees covered by collective bargaining contracts with trade unions, a list of whom has heretofore been provided to DLB and Wexford, (iii) that cover or relate to the lease or charter of vessels, or (iv) that will be assumed by WRT pursuant to the Plan. Neither WRT, nor any of its Subsidiaries nor, to WRT's knowledge but without investigation, any other party to any such contract, commitment, undertaking, agreement or instrument to which WRT or any of such Subsidiaries is a party is in material default thereunder except as a result of the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement, and except as so disclosed or as may result solely from the pendency of the Chapter 11 Case, each such contract, commitment, undertaking, agreement and instrument is in full force and effect and is valid and legally binding. WRT is not in violation of, or in default with respect to, any term of its certificate of incorporation or by-laws.

          Section 3.14. Insurance. WRT maintains policies of fire, liability, business interruption and other forms of insurance covering its properties, businesses, officers and directors against such losses and risks as are generally insured against by companies in the same or similar businesses in such amounts as are adequate to prevent WRT from being a co-insurer within the terms of such policies, except to the extent such status as a co-insurer may result solely from the provision in the policies of deductibles not in excess of those customarily contained in policies of companies in the same or similar businesses or solely from claims in excess of policy limits. Set forth on
Schedule 3.14 hereto is a correct and complete list of all such insurance policies currently maintained by WRT. Each such policy is in full force and effect and will remain in full force and effect following consummation of the Plan. No such policy has premiums in arrears and no notice of cancellation or termination has been received with respect to any such policy.

          Section 3.15. Litigation. Except as set forth on the Schedules, there is no suit, action, proceeding or governmental investigation pending or, to the best of the knowledge of WRT, threatened against WRT or any of its Subsidiaries (other than any suit, action or proceeding in which WRT or any of such Subsidiaries is the plaintiff and in which no counterclaim or cross-claim against WRT or any of such Subsidiaries has been filed) nor has WRT or any of such Subsidiaries or any of their respective officers or directors been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer or director is or may be entitled to indemnification by WRT or any of such Subsidiaries, except for suits, actions or proceedings (other than suits, actions or proceedings commenced by any government or governmental authority) which if resolved adversely to WRT or




(page) 12
any of such Subsidiaries would not in the aggregate have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Except as so disclosed, there is not outstanding against WRT or any of such Subsidiaries any judgment, decree, injunction, rule or order of any court, government, department, commission, agency, instrumentality or arbitrator, nor is WRT or any of such Subsidiaries in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which violation would have a Material Adverse Effect.

          Section 3.16. Employee Benefits. WRT has delivered to DLB and Wexford a true and complete copy of its employee benefit plans and programs (including, without limitation, any of the foregoing covering retirees) maintained by WRT or its Subsidiaries (the "Benefit Plans"). Neither WRT, its Subsidiaries nor any entity treated as a single employer with WRT or its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), sponsors, maintains or contributes to any Benefit Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or, within the preceding five
(5) years, sponsored, maintained or contributed to any such Benefit Plan. None of the Benefit Plans, and neither WRT nor its Subsidiaries, have any liability with respect to medical or life insurance coverage for retirees or other terminated employees, other than as required under Section 4980B of the Code. Each Benefit Plan has been administered and maintained in compliance with all applicable laws, including, without limitation, ERISA and the Code, and in accordance with its terms. No nonexempt "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan. WRT and its Subsidiaries have complied with all reporting, disclosure and other obligations as may be imposed under all applicable laws by reason of the operation of any Benefit Plan. The terms of each Benefit Plan permit the sponsor to amend, modify or terminate each such Benefit Plan and no representations, written or oral, would limit the ability of WRT or its Subsidiaries to amend, modify or terminate any Benefit Plan.
With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter that such Benefit Plan is qualified under Section 401(a) of the Code and such Benefit Plan is exempt from federal taxation under Section 501(a) of the Code; a copy of the most recent of all such determination letters has been made available to DLB and Wexford and nothing has occurred since the date of such letter that could reasonably be expected to cause any such Benefit Plan to lose such qualification or exemption.

          Section 3.17. Absence of Certain Changes. Since the date of the WRT Historical Financial Statements and except as disclosed in the WRT 10-K or the Disclosure Statement, the business of WRT has been conducted in the ordinary course consistent with past practices and there has not been:

                    (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;






(page) 13

                    (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of WRT, or any repurchase, redemption or other acquisition by WRT or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, WRT or any Subsidiary;

                    (iii) any amendment of any material term of any outstanding security of WRT or any Subsidiary;

                    (iv) any incurrence, assumption or guarantee by WRT or any Subsidiary of any indebtedness for borrowed money;

                    (v) any creation or assumption by WRT or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                    (vi) any making of any loan, advance or capital contributions to or investment in any Person;

                    (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of WRT or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                    (viii) any transaction or commitment made, or any contract or agreement entered into, by WRT or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by WRT or any Subsidiary of any contract or other right, in either case, material to WRT and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Commitment Agreement;

                    (ix) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of WRT or any Subsidiary (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of WRT or any Subsidiary, or (C) change in compensation or other benefits payable to any director, officer or employee of WRT or any Subsidiary pursuant to any severance or retirement plans or policies thereof;

                    (x) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of WRT or any Subsidiary, which employee was not previously subject to a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of WRT or any Subsidiary; or

                    (xi)    any agreement to do any of the forgoing.






(page) 14

          Section 3.18. Environmental Matters. (a) WRT and its Subsidiaries have obtained all permits, licenses and other authorizations, and have made all registrations and given all notifications, that are required with respect to the operation of their respective businesses under all applicable Environmental Laws other than those permits, licenses, other authorizations, registrations and notifications the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect.

               (b) WRT and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses and other authorizations referred to in paragraph (a) above, and are also in compliance in all material respects with any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, settlement agreement, notice or demand letter issued, entered, promulgated or approved thereunder, other than where the failure to be in such compliance, individually or in the aggregate, would not have a Material Adverse Effect.

               (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter (collectively "Actions") pending or, to the knowledge of WRT, threatened against WRT or any of its Subsidiaries (including without limitations, any claims made against or with respect to the Buyer's Leasehold and Facilities) relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder other than Actions that, if determined adversely to WRT or such Subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

          Section 3.19.     Intellectual Property.  (a)  Set forth on Schedule
3.19 hereto is a correct and complete list of all patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights owned by WRT or its Subsidiaries. WRT and its Subsidiaries own or possess adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights used or necessary to conduct the general business now operated by them and neither WRT nor any of its Subsidiaries has received any notice of infringement or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               (b) None of the processes and formulae, research and development results and other know-how of WRT or any Subsidiary, the value of which to WRT or such Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by WRT or any Subsidiary to any Person other than employees, representatives and agents of WRT or any Subsidiary all of whom are bound by written confidentiality agreements.






(page) 15

          Section 3.20 Licenses and Permits. Schedule 3.20 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or business of WRT and its Subsidiaries (the "Permits") together with the name of the government agency or entity issuing such Permit. Such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          Section 3.21 Labor Matters. Neither WRT nor any of its Subsidiaries are, or, within the preceding three (3) years, have been, parties to any collective bargaining agreements covering employees or former employees. WRT and its Subsidiaries are in compliance with all applicable labor and employment laws, except where the failure so to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best of the knowledge of WRT, no employee or former employee has a reasonable basis for any action against WRT or its Subsidiaries arising out of any statute, ordinance or regulation relating to discrimination in employment practices.

          Section 3.22     Oil and Gas Representations.   (a) Royalties and
Rentals; Full Force and Effect. The oil, gas and mineral lease forming a portion of the Buyer's Leasehold and Facilities is in full force and effect. WRT has paid, or has caused to be paid, timely all royalties, rentals or other payments due under the Buyer's Leasehold and Facilities except for those payments which are subject to a bona fide dispute and which will not result in grounds for cancellation of any portion of the Buyer's Leasehold and Facilities and has taken or has caused to be taken all necessary action required to preserve the Buyer's Leasehold and Facilities in full force and effect. WRT has not received any demand (which has not been satisfied) from, nor is it a party to any dispute concerning the Buyer's Leasehold and Facilities, and, to WRT's knowledge, no other person owning an interest in the Buyer's Leasehold and Facilities has received any such demand or is a party to any such dispute. Additionally, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of WRT or, to the knowledge of WRT, on behalf of any other party, under the oil, gas and mineral lease forming a part of the Buyer's Leasehold and Facilities.

               (b)     Prepayment Arrangements.   WRT is not obligated by
virtue of any prepayment arrangement under any contract for the sale of hydrocarbons containing a take-or-pay or similar provision, or a production payment or of any other prepayment arrangement, to deliver hydrocarbons whose production is or may be attributable to the Buyer's Leasehold and Facilities at some future time without then or thereafter having the right to receive and retain full payment therefor.

               (c)     Call on Production.   No party has any call upon, option
to purchase or other preferential purchase right with respect to hydrocarbon production from or attributable to the Buyer's Leasehold and Facilities.





(page) 16

               (d)     Oil and Gas Taxes.   All ad valorem, property,
production, excise, severance, windfall profits and other similar taxes and assessments based on or measured by the ownership of the Buyer's Leasehold and Facilities or the production of hydrocarbons or the receipt of proceeds therefrom for all years prior to the year 1997, which are not foreclosed by reason of the expiration of any applicable statutes of limitation or the receipt of any closing letters from relevant taxing authorities, have been properly paid, and all such taxes and assessments which become due and payable prior to Closing shall be properly paid by WRT.

               (e)     Liens; Claims; Litigation.   There are no liens, claims
or demands or suits, actions or other proceedings pending or, to the knowledge of WRT, threatened before any court or governmental body or agency or arbitral body which could result in impairment or loss of WRT's title to any part of the Buyer's Leasehold and Facilities or the value thereof or which might hinder or impede the operation of the Buyer's Leasehold and Facilities.

               (f)     Condition of Personal Property.   Except as disclosed to
DLB, all of the equipment, facilities, fixtures, appurtenances and other personal property which form a part of the Buyers Leasehold and Facilities have been maintained in a state of repair that is adequate for normal operations, and are in good working order.

               (g)     Accuracy of Data.   All of the written data, including
production records, computer printouts and other such data, whether similar or dissimilar, at the time furnished by WRT to DLB, in conjunction with DLB's evaluation of the Buyer's Leasehold and Facilities, was complete to the best of WRT's knowledge, and the information reported therein was not materially false, and it did not omit any material fact necessary to make the reported information not misleading. WRT has no knowledge of any matter which materially and adversely affects (or may materially and adversely affect) the operations, prospects or condition of any portion of the Buyer's Leasehold and Facilities, which has not been set forth in this Agreement or in the Schedules thereto.

               (h)     Title.   Seller owns Defensible Title (as hereinafter
defined) to no less than the net revenue interest and no more than the working interest in the oil, gas and mineral lease forming a part of the Buyer's Leasehold and Facilities as is set forth in Schedule 3.22. The term "Defensible Title" as used herein shall mean, as to the Buyer's Leasehold and Facilities, such title that (1) entitles WRT to receive a percentage of all oil, gas and other hydrocarbon minerals which are produced, saved and marketed from or attributable to the Buyer's Leasehold and Facilities not less than the interest shown as the net revenue interest of WRT on Schedule 3.22 hereto, without reduction, suspension or termination for the productive life of Buyer's Leasehold and Facilities; (2) obligates WRT to bear a percentage of the costs and expenses relating to operations on the maintenance and development of the Buyer's Leasehold and Facilities not greater than the






(page) 17
interest shown as the working interest of WRT on Schedule 3.22 hereto, without increase for the productive life of the Buyer's Leasehold and Facilities (unless the net revenue interest increases at least proportionately); and (3) is free and clear of all production payments, debts, liens, mortgages, security interests, contract obligations, restrictions on transferability, preferential purchase rights, claims, defects and encumbrances except for the Permitted Encumbrances (as hereinafter defined). The term "Permitted Encumbrances" as used herein shall mean:

                    (1)     liens securing amounts not yet owing for taxes;

                    (2) mechanic's, materialmen's, repairmen's or similar liens or charges which relate to obligations not yet delinquent or the validity of which is being contested in good faith;

                    (3) liens of a form and scope customary in the oil and gas industry under operating agreements and other similar instruments and agreements;

                    (4) such defects or irregularities, if any, in the title to the Buyer's Leasehold and Facilities that individually or in the aggregate do not impair the Buyer's Leasehold and Facilities or the value thereof, affect the obligation of WRT under this Agreement or materially adversely affect the use of the Buyer's Leasehold and Facilities; and

                    (5) royalties, overriding royalties, production payments and other burdens on production from or attributable to the Buyer's Leasehold and Facilities that are usual and customary in the oil and gas industry and that have been taken into account in the net revenue interests set forth in Schedule 3.22.

               (j) Licenses and Permits; Filings. All authorizations, licenses and permits required under federal, state and local laws have been obtained, and all filings necessary to obtain such authorizations, licenses and permits have been made, to own and operate the Buyer's Leasehold and Facilities as presently being owned and operated. Such authorizations, licenses, permits and filings are in full force and effect, and no material violations exist with respect to any of the same, and WRT has not received notice of any violation of or investigation relating thereto.

                (k)     AFE's and Other Extant Obligations.   There are no
outstanding authorities for expenditure or other contracts or agreements, except that certain Global Settlement by and among the State of Louisiana, Texaco, Inc. and the Louisiana Land and Exploration Company, dated February 22, 1994, that;

                    (l) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Buyer's Leasehold and Facilities; or

                    (2) obligate WRT to make payments of any material amounts in connection with drilling of wells or other material capital expenditures affecting the Buyer's Leasehold and Facilities.




(page) 18

               (l)     Wells, Plugging and Abandonment.   There are no wells
located on the Buyer's Leasehold and Facilities, or bottom-holed under the Buyer's Leasehold and Facilities, which are currently producing, or capable of producing, hydrocarbons. All wells located on, or bottom-holed under, the Buyer's Leasehold and Facilities have been plugged and abandoned in accordance with all applicable laws, ordinances, rules, regulations and permits of any governmental body or agency having jurisdiction thereover; and there are no wells located on, or bottom-holed under, the Buyer's Leasehold and Facilities that WRT, the subject operator or any other party owning an interest in the Buyer's Leasehold and Facilities is obligated by order or other action of any governmental body or agency to plug and abandon within a time certain.

               (m)     Existing Documents.   For purposes of this Agreement,
the term "Existing Documents" shall mean all the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Buyer's Leasehold and Facilities and all contractually binding arrangements to which the Buyer's Leasehold and Facilities may be subject and which will be binding on the Buyer's Leasehold and Facilities or DLB after closing (including, without limitation, oil, gas and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, unit agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). With respect to the Buyer's Leasehold and Facilities and insofar as the following could materially prevent DLB from receiving the proceeds of production attributable to, or otherwise receiving the economic benefits deriving from, the Buyer's Leasehold and Facilities or result in he cancellation of DLBW's interest therein, (i) all Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except as may result from the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement; (ii) WRT is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents or any regulations incorporated therein or governing same, except as a result of the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) and obligations due thereunder have been made and satisfied by or on behalf of WRT.

          Section 3.23. Full Disclosure. WRT has disclosed to DLB and Wexford all material facts concerning WRT's and its Subsidiaries assets, business, operations, financial condition and prospects. No representation or warranty by WRT in this Commitment Agreement and no statement made by WRT contained in the Plan, the Disclosure Statement (other than statements made by DLBW therein) or any document delivered or to be delivered by or on behalf of WRT to DLB and Wexford in accordance with this Commitment Agreement contained or will contain any untrue statement of material fact or omitted or will omit to state a material fact necessary to make the statements contained in this Commitment Agreement or in any such document, in light of the circumstances under which they were made, not misleading.






(page) 19

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF DLB AND WEXFORD

          Section 4.01. Representations and Warranties of DLB. DLB hereby represents and warrants to, and covenants and agrees with, WRT and Wexford that
(i) this Commitment Agreement has been duly authorized by DLB and has been duly executed and delivered on its behalf and constitutes the valid and binding obligation of DLB, enforceable against DLB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity, (ii) it has and will have full power and authority to contribute at the closing the funds required pursuant to Article II hereof to the capital of New WRT, (iii) the execution and delivery by DLB of this Commitment Agreement, and the consummation by DLB of the transactions contemplated hereby, will not, to the best of DLB's knowledge, conflict with, violate, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of a lien on, or the acceleration of any obligation or the loss of a benefit under, (I) DLB's certificate of incorporation or by-laws, (II) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which DLB may then be a party or by which it or its respective properties and assets may then be bound, or (III) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority, (iv) subject to such filings as may be required under the Exchange Act, the HSR Act and the entry of the Confirmation Order, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any federal or state government or governmental authority required to be made or obtained by DLB for the consummation by it of the transactions contemplated hereby have been made or obtained or will be made or obtained prior to the Effective Date and (v) the information provided by DLB in writing expressly for inclusion in the Disclosure Statement does not, and will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.02 Representations and Warranties of Wexford. Wexford hereby represents and warrants to, and covenants and agrees with, WRT and DLB that (i) this Commitment Agreement has been duly authorized by Wexford in its capacity as investment manager for the Wexford Funds and, if necessary, by each of the Wexford Funds, has been duly executed and delivered on its behalf and constitutes the valid and binding obligation of the Wexford Funds, enforceable against the Wexford Funds in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity, (ii) the Wexford Funds have and will have full power and authority to contribute at the Closing the funds required pursuant to Article II hereof to the capital of new WRT, (iii) the execution and delivery by Wexford and the






(page) 20

Wexford Funds of this Commitment Agreement, and the consummation by the Wexford Funds of the transactions contemplated hereby, will not, to the best of Wexford's knowledge, conflict with, violate, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of a lien on, or the acceleration of any obligation or the loss of a benefit under, (I) Wexford's operating agreement or the partnership agreements of the Wexford Funds, (II) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which Wexford or the Wexford Funds may then be a party or by which they or their respective properties and assets may then be bound, or (III) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority, (iv) subject to such filings as may be required under the Exchange Act, the HSR Act and the entry of the Confirmation Order, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any federal or state government or governmental authority required to be made or obtained by Wexford for the consummation by it of the transactions contemplated hereby have been made or obtained or will be made or obtained prior to the Effective Date and (v) the information provided by Wexford in writing expressly for inclusion in the Disclosure Statement does not, and will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.03. Financing. DLB and the Wexford Funds have, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the funds required pursuant to Article II hereof and any other amounts to be paid by it hereunder.

          Section 4.04. Purchase for Investment. DLB and the Wexford Funds are purchasing the New WRT Common Stock and the New WRT Subscription Common Stock for investment for their own respective accounts and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. DLB, Wexford and the Wexford Funds(either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the New WRT Common Stock and the New WRT Subscription Common Stock and are capable of bearing the economic risks of such investment.

          Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of DLB, Wexford or the Wexford Funds threatened against or affecting, DLB, Wexford or the Wexford Funds before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Commitment Agreement.






(page) 21

                                   ARTICLE V

                                COVENANTS OF WRT

          WRT covenants and agrees with DLB and Wexford that, from and after the date hereof and until the Effective Date, except as otherwise expressly provided herein or in the Plan and subject to the terms and conditions hereof:

          Section 5.01 Conduct of Business. (a) WRT shall carry on its business diligently and consistent with good business practice, maintain its properties in customary repair, order and condition, ordinary wear and tear excepted, and use all reasonable commercial efforts to maintain and preserve its business organization.

               (b) WRT will not (i) take or agree or commit to take any action that would make any representation and warranty of WRT hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

          Section 5.02     Actions in the Chapter 11 Case.

               (a) Subject to its fiduciary obligations as debtor-in-possession in the Chapter 11 Case, WRT shall use its best efforts, diligently and in good faith, to cause the Plan to be confirmed by the Bankruptcy Court. Without limiting the application of the foregoing sentence, so long as this Commitment Agreement is in full force and effect, WRT will not propose or in any way support any plan that fails to provide for the full payment in cash at the Closing of the Texaco Claim. WRT shall not amend the Plan or permit the Plan to be amended without the prior written consent of DLB and Wexford and, upon the request of DLB and Wexford, shall promptly file with the Bankruptcy Court all such amendments to the Plan and to the Disclosure Statement or any exhibit to the Plan or Disclosure Statement as are necessary in order to give effect to the provisions of this Commitment Agreement. Subject to the confirmation of the Plan, WRT shall take all actions not inconsistent with the terms of this Commitment Agreement that are necessary or appropriate in order to effect the consummation of the Plan and the transactions contemplated by this Commitment Agreement.

               (b) Promptly after the execution and delivery hereof, WRT shall make such filings (which shall be in form and substance satisfactory to DLB and Wexford) with the Bankruptcy Court as are necessary in order to obtain the approval of the Bankruptcy Court of the terms and provisions of this Commitment Agreement on or before entry of an order approving the Disclosure Statement, including, without limitation, the provisions of Sections 10.02 and
10.03 hereof. WRT shall use its best efforts, diligently and in good faith, to obtain such approval as promptly as practicable and shall submit a motion for such approval, substantially in the form of Exhibit B hereto, to the Bankruptcy Court no later than the close of business on January 28, 1997.






(page) 22

               (c) WRT shall use its best efforts, diligently and in good faith, to file with the Bankruptcy Court and to prosecute objections to all Claims that WRT, DLB or Wexford believes in good faith are subject to objection in whole or in part, including, without limitation, objections to the amount of such Claims and to any lien, mortgage or other security interest asserted with respect to such Claims, and shall not settle any such objection except with the consent of DLB and Wexford, which consent shall not be unreasonably withheld.

               (d) WRT shall not take any actions or omit to take any actions that are inconsistent with the provisions of this Commitment Agreement or that interfere in any manner with the provisions of this Commitment Agreement.

               (e) WRT shall exercise all reasonable efforts, diligently and in good faith, to have the New WRT Common Stock qualified, prior to the Effective Date, for quotation on the NASDAQ system upon issuance thereof.

          Section 5.03 Negative Covenants. WRT will not, except as expressly or specifically contemplated by this Commitment Agreement or as expressly and specifically permitted in the Plan, engage in any of the following activities or transactions without the express written consent of DLB and Wexford, which shall not be unreasonably withheld:

               (a) propose or in any way support any plan of reorganization for WRT other than the Plan;

               (b) sell, lease, dispose of or transfer, or agree to sell, lease, dispose of or transfer, any material leases or any other material assets or rights, or cancel or agree to cancel any material liabilities owed to WRT;

               (c) issue, sell, deliver or agree to issue, sell or deliver any shares of capital stock, bonds, debentures, notes or other corporate securities of which WRT is the issuer or grantor, or grant or issue, or agree to grant or issue, any options, warrants, bonuses or other similar rights calling for the issuance of such securities;

               (d) borrow, or agree to borrow, any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability for borrowed money;

               (e) except for (i) Permitted Liens and (ii) leases entered into in the ordinary course of business and not otherwise prohibited hereby, mortgage, pledge or otherwise encumber any part of its assets;

               (f) enter, or agree to enter, into any agreement or arrangement (i) granting any rights of first refusal or similar preferential rights to purchase any assets of WRT, other than in the ordinary course of business and with respect to non-material assets, or (ii) requiring the consent of any Person to the consummation of any of the transactions contemplated by this Commitment Agreement or the Plan;




(page) 23

               (g) breach, amend (other than in the ordinary course of business consistent with past practices) or terminate (other than in accordance with its terms) any material agreement, contract or instrument to which WRT is a party;

               (h) merge or consolidate with or into any other Person, acquire control or acquire any capital shares or other securities of any other Person, or take any steps incidental to or in furtherance of any such actions, whether by entering into an agreement providing therefor or otherwise;

               (i) enter into any material contract, arrangement or agreement (other than contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practices);

               (j) except as required by law or by GAAP, made any material alteration in the manner of keeping its books, accounts or records or in the accounting practices reflected therein;

               (k) enter into any material transaction or acquire any capital assets other than in the ordinary course of business consistent with past practices;

               (l) reject any executory contract or unexpired lease with respect to which the damages resulting from such rejection would exceed $50,000;

               (m) amend its certificate of incorporation or by-laws or change its authorized or outstanding capital stock;

               (n) except in amounts that individually or in the aggregate are not material, (i) grant to any director or officer or to any employee or consultant any increase in compensation in any form, (ii) grant to any such person any severance or termination pay or benefit, or (iii) make any loan or advance to, or enter into, amend, modify, terminate or renew any compensation benefit or employment agreement or arrangement with, any such person; or

               (o) take any other action inconsistent with the terms of this Commitment Agreement or the Plan or that could reasonably be expected to impair the consummation of the transactions contemplated hereby or thereby.

          Section 5.04     Delivery of Certain Documents.

               (a) WRT shall promptly furnish to DLB and Wexford from the date hereof until the Effective Date a copy of each such report, including financial statements and schedules, hereafter filed by WRT pursuant to the Exchange Act, and all material documents served upon or served by WRT in connection with the Chapter 11 Case or any action or proceeding which may be initiated with respect to any transaction contemplated by this Commitment Agreement.






(page) 24

               (b) WRT shall give DLB and Wexford and their respective accountants, counsel and other designated representatives access during normal business hours throughout the period from the date hereof to the Effective Date to all premises, books, records and other information of and concerning WRT (including, without limitation, all work papers relating to tax and accounting information used in connection with the preparation of financial statements and tax returns), and shall cause its officers and managerial employees to furnish to DLB and Wexford such financial and operating data and other information with respect to its business and properties as either may reasonably request. No investigation made by or information furnished to DLB or Wexford pursuant to this Commitment Agreement shall be deemed to impact DLB's and Wexford's ability to rely on any representations or warranties by WRT or the conditions to the obligations of the parties to consummate the transactions contemplated by this Commitment Agreement.

          Section 5.05 Notification. WRT shall promptly notify DLB and Wexford of (a) the occurrence of any change, event or condition that has had, or could reasonably be expected to have, an effect on the Closing or a Material Adverse Effect, (b) the commencement or threat of commencement of any litigation that might reasonably be expected to have a Material Adverse Effect or that relate to the consummation of the transactions contemplated by this Commitment Agreement or the Plan, (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Commitment Agreement or the Plan, (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Commitment Agreement or the Plan or (e) any change in the senior management of WRT.

          Section 5.06. Updating Disclosures. From time to time through the Effective Date, WRT will promptly deliver to DLB and Wexford any information concerning events subsequent to the date of this Commitment Agreement or which becomes available to WRT after the date hereof which is necessary to supplement the representations and warranties of WRT contained herein, in order that such representations and warranties are kept current, complete and accurate in all material respects. Such delivery shall, to the extent of any new disclosure the substance of which has had or could be reasonably expected to have a Material Adverse Effect, provide DLB and Wexford the right to terminate this Commitment Agreement or pursue any other legal remedy hereunder.

          Section 5.07. Maintenance of Insurance. Through the Effective Date, WRT will keep in force substantially the same kinds and amounts of insurance which is carried as of the date hereof.

          Section 5.08 Government Filings. WRT will (i) duly and timely file (subject to authorized extensions) all reports or returns required to be filed with federal authorities and all material reports and returns required to be filed with state, foreign, local or other authorities, (ii) except as contemplated by the Plan, unless contesting such in good faith and having established adequate book reserves therefor, promptly pay, as and when due,





(page) 25
all federal, state, local and foreign taxes, assessments and governmental charges to the extent such taxes, assessments and charges constitute expenses of administration under Section 503 of the Bankruptcy Code and (iii) duly observe and conform to all lawful requirements of any governmental authority relating to any of its properties or to the operation and conduct of its business and to all covenants, terms and conditions upon, or under which, any of its properties are held where the failure so to observe, conform or comply would have a Material Adverse Effect.

          Section 5.09 Management Reports. Subject to its fiduciary duties as debtor-in-possession, WRT shall prepare, consistently with its current practice, and deliver to DLB and Wexford copies of its monthly operating statements, variance reports and other internal reports and documents, simultaneously with the customary internal circulation thereof within WRT.

          Section 5.10 Board Meetings. WRT shall give DLB and Wexford at least two days' prior notice of any board meeting or meeting of a committee of the board and, subject to WRT's fiduciary duties as a debtor-in-possession, DLB and Wexford each shall have the right to have a representative attend all such meetings.

          Section 5.11 Further Assurances. WRT shall (a) execute and deliver such instruments and take such other actions as DLB and Wexford may reasonably require in order to carry out the intent and purpose of this Commitment Agreement and the Plan, (b) use its best efforts, diligently and in good faith, to obtain any consents required herein to be obtained, (c) subject to its fiduciary duties as debtor-in-possession, diligently support this Commitment Agreement and the Plan in any proceeding before the Bankruptcy Court or any other governmental or regulatory authority whose approval of the transaction contemplated hereby and by the Plan is required, (d) subject to its fiduciary duties as debtor-in-possession, use its best efforts, diligently and in good faith, to oppose any litigation that seeks to restrain or prohibit the consummation of the transactions contemplated hereby or by the Plan or which would have a Material Adverse Effect and (e) use its best efforts, diligently and in good faith, to cause the conditions precedent set forth in Article IX hereof to be satisfied.

                                   ARTICLE VI

                       COVENANTS OF DLB AND WEXFORD

          Section 6.01 General Covenants. Each of DLB and Wexford, jointly and severally, covenants and agrees, subject to the terms and conditions hereof, that they will (a) execute and deliver such instruments and take such other actions as WRT may reasonably require in order to carry out the intent and purpose of this Commitment Agreement and the Plan, (b) use their best efforts, diligently and in good faith, to obtain any consents required herein to be obtained by them, (c) diligently support this Commitment Agreement and the Plan in any proceeding before the Bankruptcy Court or any




(page) 26
other governmental or regulatory authority whose approval of the transaction contemplated hereby and by the Plan is required, (d) vote the Claims held by them in favor of the confirmation of the Plan, (e) use their best efforts, diligently and in good faith, to oppose any litigation that seeks to restrain or prohibit the consummation of the transactions contemplated hereby or by the Plan and (f) use their best efforts, diligently and in good faith, to cause the conditions precedent set forth in Article VIII hereof to be satisfied.

                                  ARTICLE VII

                       COVENANTS OF WRT, DLB AND WEXFORD


          WRT, DLB and Wexford agree that:

          Section 7.01 Best Efforts. Subject to the terms and conditions of this Commitment Agreement, WRT, DLB and Wexford will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Commitment Agreement. WRT, DLB and Wexford agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Commitment Agreement.

          Section 7.02 Certain Filings. WRT, DLB and Wexford shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Commitment Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          Section 7.03 Public Announcements. The parties agree to consult with each other before making any press release or making any public statement with respect to this Commitment Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

          Section 7.04 Confidential Treatment. Each of DLB and Wexford, severally and not jointly, on the one hand and WRT on the other hand agrees that all non-public information provided or made available to it or any of its affiliates by or on behalf of the other party hereunder or pursuant hereto shall be kept confidential and shall not be used by it or such affiliates for any purpose other than in connection with the transactions contemplated by this Commitment Agreement; provided, however that the foregoing shall not apply to any such information which becomes publicly available (i) other than




(page) 27
through breach of this Section 7.04, (ii) from a third party not under a confidentiality obligation to the parties hereto or (iii) because it is included in the Disclosure Statement as required pursuant to Section 1125 of the Bankruptcy Code.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF WRT

          Section 8.01. Conditions Precedent to WRT's Obligations. The obligations of WRT to consummate the transactions contemplated by this Commitment Agreement, including, without limitation, to issue shares of New WRT Common Stock and New WRT Subscription Common Stock as provided herein and in the Plan at the times herein and therein provided, shall be subject to the satisfaction, or to the waiver by WRT, of each of the following conditions:

               (a)     The Bankruptcy Court shall have entered the Confirmation
Order.

               (b) At the Effective Date, all required consents and approvals of any governmental agency, authority, commission or other party shall have been obtained and the same shall be in full force and effect, any applicable waiting period (and any extension thereof) applicable to the consummation of the Plan under the HSR Act shall have expired or been earlier terminated and no preliminary or permanent injunction or other order, decree or ruling barring consummation of the Plan shall have been entered with respect to or in connection with any application under the HSR Act.

               (c) The representations and warranties of DLB and Wexford contained herein shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Effective Date, as if made by DLB and Wexford, respectively, on and as of such date.

               (h) At the Effective Date, each of DLB and Wexford shall have complied or shall concurrently comply with each covenant and agreement required herein to be complied with by it on or prior to the Effective Date.

                                   ARTICLE IX

             CONDITIONS PRECEDENT TO OBLIGATIONS OF DLB AND WEXFORD

          Section 9.01. Conditions to Respective Obligations of DLB and Wexford. The joint and several obligations of DLB and Wexford to consummate the transactions contemplated by this Commitment Agreement, including, without limitation, to make or effect or cause to be made or effected, the payments required pursuant to Article II hereof at the times therein provided, shall be subject to the satisfaction, or to the waiver by each of DLB and Wexford (except as expressly provided in this Section 9.01), of each of the following conditions:

               (a)     Prior to the Effective Date, there shall have been





(page) 28
approved pursuant to an order of the Bankruptcy Court (which order, contemplated to be the Confirmation Order, shall have become a Final Order) the issuance to DLB and Wexford of the shares of New WRT Common Stock and New WRT Subscription Common Stock issuable to DLB and Wexford, the payment in full of the Texaco Claim and all the other provisions of Article II hereof and at the Effective Date, no action, suit or proceeding by or before any court, governmental agency or other tribunal shall be pending or threatened against WRT, DLB or Wexford, arising out of or with respect to the transactions contemplated by this Commitment Agreement, the Plan or the Disclosure Statement.

               (b) The Bankruptcy Court shall have entered the Confirmation Order, which order shall have become a Final Order, and such Final Order shall contain, inter alia, provisions approving the amount of the fees and expenses paid or payable to DLB and Wexford and shall be in form and substance satisfactory to each of DLB and Wexford.

               (c) Prior to the initial date of mailing of the Disclosure Statement, as approved by the Bankruptcy Court to the creditors and shareholders of WRT (the "Mailing Date"), the Bankruptcy Court shall have entered an order (which order shall become a Final Order) approving certain provisions of this Commitment Agreement, including, without limitation, Sections 2.02(a) and (b), 10.02 and 10.03 and Articles V and VII.

               (d) At the Effective Date, no action, suit or proceeding by or before any court, governmental agency or other tribunal shall be pending or threatened, other than those actions, suits and proceedings described in the Schedules, against WRT the adverse determination of which would have a Material Adverse Effect.

               (e) From the date hereof through and including the Effective Date, there shall have been no material adverse change in the business, properties, financial condition, results of operations or prospects of WRT or New WRT.

               (f) All consents and approvals of any governmental agency, authority, commission or other party shall have been obtained and the same shall be in full force and effect on and as of the Effective Date, any waiting period (and any extension thereof) applicable to the consummation of the Plan under the HSR Act shall have expired or been earlier terminated and no preliminary or permanent injunction or other order, decree or ruling barring consummation of the Plan shall have been entered with respect to or in connection with any application under the HSR Act.

               (g) The representations and warranties of WRT contained herein shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Effective Date, as if made by New WRT on and as of such date, and DLB and Wexford shall have received a certificate of an executive officer of New WRT to such effect.






(page) 29

               (h) At the Effective Date, each of WRT and New WRT shall have complied or shall concurrently comply with each covenant and agreement required herein to be complied with by it on or prior to the Effective Date, and DLB and Wexford have received a certificate of an executive officer of New WRT to such effect.

               (i) At the Effective Date, the New WRT Certificate of Incorporation shall have been duly adopted and filed with the Secretary of State for the State of Delaware and the New WRT By-Laws shall have been duly adopted and each shall contain provisions acceptable to DLB and Wexford.

               (j) The Registration Rights Agreement, the New WRT Subscription Rights Agreement and the Administrative Services Agreement shall have been executed and delivered by the parties thereto and such agreements shall contain substantially the terms described in the Disclosure Statement, and all Exhibits and Schedules to the Plan and Disclosure Statement shall be in form and substance reasonably satisfactory to each of DLB and Wexford.

               (k) The Louisiana State Mineral Board shall have executed a consent to the transfer of the WCBB Assets to DLB (or its designee) pursuant to the terms of the Purchase, Sale and Exchange Agreement.

               (l) There shall not have occurred (i) any material adverse change in the condition of the financial markets generally, in the United States, or in the worldwide market for geophysical services, or any outbreak of hostilities if such hostilities materially adversely affect the oil markets or the market for geophysical services or involve the United States, or other national or international calamity or crisis the effect of which shall be such as to make it, in the reasonable judgment of DLB and Wexford, impracticable to consummate the transactions contemplated hereby to be consummated at the Effective Date, or (ii) any suspension in trading in any securities of WRT or New WRT by the Commission or any national or regional securities exchange, or the establishment of minimum or maximum prices for trading, or maximum ranges for prices for securities, by said exchange or by order of the Commission or any other government authority, or any declaration of a banking moratorium by Federal, New York or Texas authorities.

               (m) DLB and Wexford shall have received an opinion, dated the Effective Date, of Sheinfeld, Maley & Kay, P.C., counsel to WRT, in form and substance satisfactory to DLB and Wexford.

          Section 9.02. Waivers. On the date (which shall not be prior to 15 days after entry of an order confirming the Plan) on which WRT notifies DLB and Wexford that the remaining conditions to the obligations of DLB and Wexford set forth in Section 9.01 hereof have been satisfied or waived and WRT delivers all such instruments, certificates and opinions in appropriate form as required under this Commitment Agreement, DLB and Wexford shall determine whether the conditions set forth in Sections 9.01(d), 9.01(g) and 9.01(k) have been satisfied, or if such conditions have not been satisfied shall determine whether or not to waive the same, and shall notify New WRT of the results of said determination and in the event that all of such conditions are not satisfied or waived, the Effective Date shall not occur and the parties hereto shall have such right and obligations as are expressly set forth herein.





(page) 30

                                   ARTICLE X

                                 MISCELLANEOUS

          Section 10.01.  Compliance with Plan.   Without limiting the
obligations of WRT under this Commitment Agreement, WRT hereby covenants and agrees with DLB and Wexford that it will comply in all respects with the provisions of the Plan from and after the entry by the Bankruptcy Court of the Confirmation Order with the same force and effect as if such provisions were set forth in full herein.

          Section 10.02. Break-Up Fee. If (a) WRT breaches in any material respect any of its covenants or obligations under this Commitment Agreement or the Plan, (b) WRT reaches an agreement in principle with respect to, accepts a commitment for the purchase of, contracts to sell or sells WRT or a material portion of its assets or operations, or, pursuant to a plan of reorganization or otherwise, debt or equity securities of WRT, to any person other than an Extant Bidder, DLB and Wexford or persons approved by DLB and Wexford, or WRT terminates this Commitment Agreement for any reason other than as a result of a material breach hereof by DLB and Wexford or (c) a plan of reorganization for WRT other than the Plan or a plan proposed solely by an Extant Bidder is confirmed (collectively, a "Break-Up Event"), then (x) DLB and Wexford shall have the right to terminate this Commitment Agreement or pursue any other legal remedy hereunder and (y) WRT shall immediately pay to DLB and Wexford, in addition to the reimbursement of out-of-pocket expenses set forth in Section
10.03 hereof, a fee (the "Break-Up Fee") in the amount of $700,000, payable following written demand therefor by DLB and Wexford; provided, however, that the Break-Up Fee shall not be payable if (x) any of the conditions precedent contained in this Commitment Agreement or the Plan is not met or (y) DLB and Wexford breaches any of their covenants or obligations under this Commitment Agreement. The Break-Up Fee shall be an administrative expense claim under
Section 503(b)(1)(A) of the Bankruptcy Code payable at the time all other such administrative expenses are paid (other than professional fees and administrative expenses paid in the ordinary course). The Break-Up Fee shall be payable to DLB and Wexford if, and only if, at the occurrence of the Break-Up Event, DLB and Wexford shall have not theretofore exercised any right or stated its intent to terminate or not perform its obligations under this Commitment Agreement, except as a consequence of the failure of WRT to perform its material covenants or obligations under this Commitment Agreement or the Plan.

          Section 10.03. Expense Reimbursement. The reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel and other advisors to DLB and Wexford) incurred in connection with the preparation, negotiation and consummation of this Commitment Agreement, the Plan and all related documents and transactions shall be for WRT's account and shall be an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code, whether or not the transactions contemplated by this Commitment Agreement are consummated; provided, however, that if such transactions are not consummated as a result of the material breach by DLB and Wexford of their covenants or obligations under this Commitment Agreement, WRT





(page) 31
shall have no obligation to pay the fees and expenses of DLB and Wexford. Payment of such reasonable out-of-pocket costs and expenses shall be made from time to time promptly, and in no event later than 15 days, following written demand therefor by DLB and Wexford accompanied by appropriate invoices, except that the fees and expenses incurred by DLB and Wexford prior to October 22, 1996 shall be paid only if the Bankruptcy Court enters an order, which may be the Confirmation Order, approving such fees and expenses. Any costs and expenses paid to DLB and Wexford for which it is not eligible pursuant to the proviso in the first sentence of this Section 10.03 shall be promptly returned to WRT. The obligation of WRT to reimburse DLB and Wexford for their reasonable out-of-pocket costs and expenses shall not exceed $1,000,000 in excess of any and all out-of-pocket expenses of DLB and Wexford the reimbursement of which has already been approved by the Bankruptcy Court pursuant to the Expense Order, (whether or not DLB and Wexford have actually sought or obtained reimbursement of any or all of such amount). DLB and Wexford will not seek, as part of the expense reimbursement provided pursuant to this Section 10.03, reimbursement of expenses incurred by it (a) in connection with the negotiation and closing of any consensual arrangement among Texaco, DLB and WRT relating to WCBB and (b) in connection with any litigation between WRT and Texaco related to WCBB and Texaco's claims related thereto.

          Section 10.04. Liquidated Damages. If DLB or Wexford breaches in any material respect any of its covenants or obligations under this Commitment Agreement, then DLB and Wexford shall pay to WRT liquidated damages in the amount of $700,000, payable following written demand therefor by WRT. The payment of such liquidated damages shall be in addition to any other remedies available to WRT as a result of such breach.

          Section 10.05. Waivers. Any failure of WRT, DLB or Wexford to comply with any obligation, covenant, agreement or condition herein may be expressly waived by the party to which such obligation, covenant or agreement is owed or for whose benefit such condition exists to the extent permitted under applicable law. Any such waiver shall be in a writing signed by an officer or agent of the party giving such waiver thereunto duly authorized. Any waiver or any failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 10.06. Brokers and Finders; Expenses. Except for Jefferies & Company, Inc., which will be compensated as described in the Disclosure Statement, each of WRT, DLB and Wexford represents and warrants to the others of them that no broker or finder (including any of its officers, directors or agents) is entitled to any brokerage or finder's fee or other commission from it based on agreements, arrangements or undertakings made by it in connection with this Commitment Agreement or the transactions contemplated hereby. Except as otherwise provided in this Commitment Agreement, each party shall bear its own costs and expenses in connection herewith.






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          Section 10.07.  Notices.  Any notice, demand, claim or other communications under this Commitment Agreement shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon receipt thereof if sent by registered mail, return receipt requested, postage prepaid, or upon confirmation of delivery thereof by courier service, if sent by recognized overnight courier service, to the respective address of the parties set forth below (or such other address as a party may specify by notice given as herein provided):

          If to WRT, to:

          WRT Energy Corporation
          Attention:  Mr. Raymond P. Landry
          5718 Westheimer, Suite 1201
          Houston, Texas  77057

          Copy to:

          Sheinfeld, Maley, & Kay, P.C.
          Attention:  Joel P. Kay, Esq.
          1001 Fannin Street, Suite 3700
          Houston, Texas  77002-6797


          If to DLB, Wexford and the Wexford Funds, to:

          DLB Oil & Gas, Inc.
          Attention:  Mark Liddell
          1601 N.W. Expressway, Suite 700
          Oklahoma City, OK  73118-1401

                           - and -

          Wexford Management LLC
          Attention: Arthur Amron, Esq.
          411 West Putnam Avenue
          Greenwich, CT  06830


          Copy to:

          Schulte Roth & Zabel LLP
          Attention:  Jeffrey S. Sabin, Esq.
          900 Third Avenue
          New York, New York  10022


          Section 10.08. Successors and Assigns. This Commitment Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without




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
limitation, any trustee of WRT and New WRT) and permitted assigns, but neither this Commitment Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

          Section 10.9. Headings. The headings of the Articles and Sections of this Commitment Agreement are inserted for convenience only and shall not affect the interpretation hereof.

          Section 10.10. Entire Agreement. This Commitment Agreement, the New WRT Subscription Rights Agreement, the Administrative Services Agreement and the Plan (including the Exhibits and Schedules hereto and thereto) contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions promises, representations, warranties, covenants, or undertakings among the parties relating to the subject matter hereof other than those expressly set forth or referred to herein or therein, subject to the approval of the Bankruptcy Court. This Commitment Agreement supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof. In the event of any inconsistency between the term and provisions of this Commitment Agreement and the terms and provisions of the Plan, then, and in such event, the terms and provisions of this Commitment Agreement shall control.

          Section 10.11. Counterpart. This Commitment Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original but all such counterparts together shall constitute one and the same agreement.

          Section 10.12. Governing Law. Except to the extent inconsistent with the Bankruptcy Code, this Commitment Agreement and the legal relations between the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, principles or policies thereof respecting conflict or choice of laws.

          Section 10.13. Survival. The representations and warranties of the parties hereto shall survive only until the Effective Date but not thereafter.

          Section 10.14. Effectiveness of Agreement. The provisions of this Commitment Agreement shall become effective upon the entry by the Bankruptcy Court of an order approving the terms and conditions hereof; provided, however, that the provisions of Sections 5.02(b), 5.02(d) and 7.04 hereof shall be effective upon the execution and delivery hereof.






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
          IN WITNESS WHEREOF, the parties hereto have caused this Commitment Agreement to be duly executed by their officers, partners or agents thereunto duly authorized as of the day and year first above written.



                                   WRT ENERGY CORPORATION, INC., Debtor
                                   and Debtor-in-Possession


                                   By: /s/ Raymond Landry
                                       -----------------------------------------
                                       Name:
                                       Title:


                                   DLB OIL & GAS, INC.


                                   By: /s/ Mark Liddell
                                       -----------------------------------------
                                       Name:
                                       Title:


                                   WEXFORD MANAGEMENT LLC


                                   By: /s/ Charles Davidson
                                       -----------------------------------------
                                       Name:
                                       Title:


                                   WEXFORD MANAGEMENT LLC, as agent for:

                                   WEXFORD CAPITAL PARTNERS II, L.P.
                                   WEXFORD OVERSEAS PARTNERS I, L.P.
                                   WEXFORD SPECIAL SITUATIONS 1996, L.P.
                                   WEXFORD SPECIAL SITUATIONS 1996
                                     INSTITUTIONAL, L.P.
                                   WEXFORD-EURIS SPECIAL SITUATIONS 1996, L.P.
                                   WEXFORD SPECIAL SITUATIONS 1996, LIMITED


                                   By: /s/ Charles Davidson
                                       -----------------------------------------
                                       Name:
                                       Title:






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